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                           Delaware Management Company
                               2005 Market Street
                             Philadelphia, PA 19103

November 28, 2005

Delaware Group Income Funds
2005 Market Street
Philadelphia, PA 19103

            Re: Expense Limitations
                -------------------

Ladies and Gentlemen:

            By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the "Advisor") agrees that in order to improve the performance of certain portfolios in Delaware Group Income Funds, which is comprised of the Delaware Corporate Bond Fund, Delaware Delchester Fund, Delaware Extended Duration Bond Fund and Delaware High-Yield Opportunities Fund (each a "Fund"), the Advisor shall, from October 1, 2005 through November 30, 2006, waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, brokerage fees, certain insurance costs and extraordinary expenses) in an aggregate amount equal to the amount by which each Fund's total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, brokerage fees, certain insurance costs and extraordinary expenses) exceeds the following total operating expense ratios (excluding any 12b-1 plan expenses, taxes, interest, brokerage fees, certain insurance costs and extraordinary expenses):

            Delaware Corporate Bond Fund                0.55%
            Delaware Delchester Fund                    0.91%
            Delaware Extended Duration Bond Fund        0.55%
            Delaware High-Yield Opportunities Fund      0.50%

            The Advisor acknowledges that it (1) shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.

                                      Delaware Management Company, a series of Delaware Management Business Trust

                                      By: _________________________
                                          Name:
                                          Title:
                                          Date:



Your signature below acknowledges
acceptance of this Agreement:

DELAWARE GROUP INCOME FUNDS

By: _________________________
    Name:
    Title:
    Date: